FORM OF
PALO ALTO NETWORKS, INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Palo Alto Networks, Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Performance-Based Restricted Stock Unit Award Agreement, including the attached Vesting Appendix (the “Award Agreement”).
NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
Participant Name:
You have been granted the right to receive an Award of performance-based Restricted Stock Units (“Performance Stock Units”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number	%%OPTION_NUMBER%-%
Date of Grant
Target Number of Performance Stock Units
Maximum Number of Performance Stock Units	[●]% of target number of Performance Stock Units
Vesting Schedule:
The Performance Stock Units will be allocated into two separate tranches (each, a “Tranche”), each of which vests based on the achievement of the performance goals set forth in and in accordance with the attached Vesting Appendix for the Company’s [year], [year], and/or [year] fiscal years, as follows:
a.In Tranche 1, [●]% of the Performance Stock Units will vest based on the achievement of performance goals for the Company’s [year] and [year] fiscal years; and
b.In Tranche 2, [●]% of the Performance Stock Units will vest based on the achievement of performance goals for the Company’s [year], [year], and [year] fiscal years.
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Stock Units, the Performance Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
By Participant’s signature and the signature of the representative of Palo Alto Networks, Inc. (the “Company”) below, Participant and the Company agree that this Award of Performance Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Performance Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	Palo Alto Networks, Inc.

Signature	By

Print Name	Title

Residence Address:
«Address_1»
«Address_2»

VESTING APPENDIX
The standard rules described below will be modified in the event of a Change in Control as described under Change in Control Rules.
Definitions.
•The “Annual Revenue Growth” for a fiscal year will mean the percentage increase in the Company’s total GAAP revenue in that fiscal year over the Company’s total GAAP revenue in the immediately preceding fiscal year of the Company.
•The “Certification Date” for a Tranche means the day that the Administrator makes the final determination necessary to determine vesting for such Tranche.
•“Indexed Companies” for a Performance Period means the companies that are a component of the S&P 500 Index, or any successor index thereto, on the last day of the Performance Period and were also a component of such index on the first day of the Performance Period.
•The “Performance Period” for a Tranche will be the period beginning on the first day of the first fiscal year for such Tranche and ending on the last day of the last fiscal year for such Tranche.
•The “Target Annual Revenue Growth” will be, for each fiscal year during the Performance Periods for this Award, a percentage determined by the Administrator no later than the end of the first month of such fiscal year.
Standard Rules.
The number of Performance Stock Units in each Tranche that will vest on the Certification Date for such Tranche will be equal to the product obtained by multiplying (x) the number of Eligible PSUs for such Tranche by (y) the rTSR Modifier for such Tranche, and rounding down to the nearest whole number. A Participant must remain a Service Provider through the Certification Date for a Tranche to vest in any Performance Stock Units for such Tranche.
On the Certification Date for a Tranche, any Performance Stock Units allocated to such Tranche that did not vest (due to the failure to achieve both the maximum annual Revenue Growth Target for each fiscal year in such Tranche and the maximum Company TSR percentile rank for such Tranche’s Performance Period) will immediately be forfeited without consideration.
All determinations regarding this Award will be made by the Administrator in its sole discretion, and all such determinations will be given the maximum deference permitted by applicable laws and will be final and binding on all parties.
Eligible PSUs
The number of “Eligible PSUs” will be equal to the product obtained by multiplying (x) the target number of Performance Stock Units for such Tranche by (y) the average of the Payout Percentage for each fiscal year in such Tranche.

The “Payout Percentage” for a fiscal year will be determined based on how the Annual Revenue Growth for the fiscal year relates to the Target Annual Revenue Growth for the fiscal year, as follows:

Annual Revenue Growth	Payout Percentage*
At least 500 bps above Target Annual Revenue Growth	200%
400 bps above Target Annual Revenue Growth	180%
300 bps above Target Annual Revenue Growth	160%
200 bps above Target Annual Revenue Growth	140%
100 bps above Target Annual Revenue Growth	120%
At Target Annual Revenue Growth	100%
100 bps below Target Annual Revenue Growth	90%
200 bps below Target Annual Revenue Growth	80%
300 bps below Target Annual Revenue Growth	70%
400 bps below Target Annual Revenue Growth	60%
500 bps below Target Annual Revenue Growth	50%
More than 500 bps below Target Annual Revenue Growth	0%
* If the Annual Revenue Growth is both not less than 500 bps below Target Annual Revenue Growth and between the percentile thresholds set forth above, the Payout Percentage will be determined based on linear interpolation between the corresponding percentages in the “Payout Percentage” column for such thresholds.
rTSR Modifier
The rTSR Modifier for a Tranche will be determined based on how the total shareholder return (“TSR”) of the Company during the applicable Performance Period compares to the TSRs of the Indexed Companies during such Performance Period.
The rTSR Modifier for a Tranche will be determined based on the TSR of the Company (the “Company TSR”) during the applicable Performance Period relative to the TSRs of the Indexed Companies (each, an “Indexed Company TSR”) during such Performance Period, determined as follows:
Step 1.     Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending with the last trading day before the beginning of the Performance Period (each, a “Beginning Price”).
Step 2.     Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending on the last trading day of the Performance Period (each, an “Ending Price”).

Step 3.     Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) rounded to the closest two decimal places.
Step 4.    Rank the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).
Step 5.    Based on the percentile ranking of the Company TSR relative to the Indexed Company TSRs under Step 4, the rTSR Modifier for the Tranche will be as follows:

Percentile Rank	rTSR Modifier*
90th percentile or above	1.50
75th percentile	1.25
50th percentile	1.00
25th percentile or below	0.75
* If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between percentile thresholds set forth above, the rTSR Modifier will be determined based on linear interpolation between the corresponding numbers in the “rTSR Modifier” column for such thresholds.
Change in Control.
In the event of a Change in Control prior to the Certification Date for Tranche 2, the following modifications to the Standard Rules will apply.
For purposes of determining the number of Eligible RSUs for any fiscal year in progress during a Tranche’s Performance Period, the Company’s Annual Revenue Growth will be determined by comparing total GAAP Revenue in all completed financial quarters during the portion of the fiscal year prior to the consummation of the Change in Control that was completed as compared to the corresponding period in the prior fiscal year.
If a Change in Control occurs before the start of a fiscal year during a Performance Period and Participant remains a Service Provider through the closing date of such Change in Control, the Payout Percentage for such fiscal year will be equal to the greater of (i) 100% and (ii) the average of the Payout Percentages for all prior completed fiscal years during such Performance Period.
If a Change in Control occurs on or following the end of any fiscal year, but the Administrator has not yet certified achievement of the Annual Revenue Growth goal for such completed fiscal year, then, prior to the closing of such Change in Control, the Payout Percentage for such completed fiscal year will be determined by the Administrator based on actual Annual Revenue Growth during such completed fiscal year.
Notwithstanding the foregoing section entitled “rTSR Modifier,” if a Change in Control occurs before the last day of a Performance Period and Participant remains a Service Provider through the closing date of such Change in Control, the rTSR Modifier for such Tranche will be calculated based on the Standard Rules, except as follows:

a.Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during the Performance Period, the rTSR Modifier will instead be determined based on the Company TSR during the period beginning on the first day of the Performance Period and ending on the day prior to the date of the Change in Control (an “Adjusted Performance Period”) relative to the Indexed Company TSRs during such Adjusted Performance Period, and any references to the “Performance Period” under the “rTSR Modifier” section will refer to such “Adjusted Performance Period.”
b.The Ending Price for purposes of calculating the Company TSR will equal the price payable for a Share in connection with the Change in Control, with the final determination of the amount so payable determined by the Administrator.
c.The Ending Prices for each share of an Indexed Company will be the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending on the last trading day of the Adjusted Performance Period.

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Performance Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Performance Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Stock Units. Prior to actual payment of any vested Performance Stock Units, such Performance Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Performance Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Performance Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Performance Stock Units payable under this Agreement.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Performance Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Performance Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Performance Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Performance Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations through the use of the method described in (d) above. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Performance Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or tax withholding obligations related to Performance Stock Units otherwise are due, Participant will permanently forfeit such Performance Stock Units and any right to receive Shares thereunder and the Performance Stock Units will be returned to the Company at no cost to the Company.

8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, CA, 95404, or at such other address as the Company may hereafter designate in writing.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
14.Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
15.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Stock Units awarded under the Plan or future Performance Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Stock Units.
20.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

21.Forfeiture or Clawback. This Award of Performance Stock Units (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to the Company’s compensation recovery or clawback policy currently in effect and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
22.Governing Law. This Award Agreement will be governed by the laws of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Performance Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Stock Units is made and/or to be performed.